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                                                                    EXHIBIT 23.6

     [Merrill Lynch LOGO]

                                                               February 11, 1998

Allergan, Inc.
2525 Dupont Drive
P.O. Box 19534
Irvine, CA 92623-9534


Gentlemen:

     We hereby consent to the use of our opinion letter, dated January 27, 1998, to the Board of Directors of Allergan, Inc. ("Allergan") included as Exhibit A to the Prospectus of Allergan Specialty Therapeutics, Inc. ("ASTI") which forms a part of the Registration Statement on Form S-1 of ASTI originally filed on November 19, 1997, with the Securities and Exchange Commission and to the references therein to such opinion and to Merrill Lynch, Pierce, Fenner & Smith Incorporated under the captions "Summary" and "Reasons for the Distribution and Effects on Allergan, Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED


                                        BY:    /s/  D. Casey Safreno
                                            ---------------------------------
                                                Managing Director
                                                Investment Banking Group